Exhibit 10.74.3

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

Agreement on termination of the Preliminary Agreement on conclusion of agreements No. C-48-0691 of 10 November 2006.

Moscow	01 July 2008

Limited liability company (OOO) “Industrial and Financial company”, hereinafter referred to as “Lessor”,in the person of its General Director Iskenderov S.N., acting on the basis of the Charter, on the one side, and

Closed joint-stock company “Set televissionnykh stantsiy”, hereinafter referred to as the “Lessee”,in the person of its Chief Executive Officer Shklyar Y.B., acting on the basis of the Power of Attorney No. 167 of 01.02.2006 , on the other side, collectively referred to as the “Parties”, have concluded this  Agreement  as to the following:

1. In connection with  the Lessor’s refusal from concluding a Lease Agreement the Parties acting in accordance with para.10.2  of the Preliminary Agreement on conclusion of agreements No. C-48-0691 of 10 November 2006 (hereinafter – “Preliminary Agreement”)  agreed to terminate the Preliminary Agreement from the date of signing of this Agreement.

2. The Parties agreed upon that the terms and definitions stated from capital letter in the Preliminary Agreement shall have the same meaning in this Agreement as in the Preliminary Agreement  unless otherwise expressly agreed by the Parties.

3. The Lessor acting in accordance with para. 10.2 of the Preliminary Agreement undertakes to return to the Lessee a Security Deposit in the amount of 41 385 583,09 (Forty One million three hundred eighty five thousand five hundred eighty three 9/100) Rubles inclusive of VAT amounting to 6 313 055,05 (Six million three hundred thirteen thousand fifty five 05/100) Rubles and pay as a penalty  75% (Seventy five per cent) of the value of the Security Deposit calculated without including VAT amounting to  26 304 396,03 (Twenty six million three hundred and four thousand three hundred ninety six 03/100)   The penalty amount is not liable for VAT.

4. The amount as specified in para. 3 hereof is to be transferred by the Lessor to the Lessee’s account specified in the Preliminary Agreement within 30  (thirty) calendar days from the date of signing of this Agreement. The Lessor is entitled to make transfers in separate tranches. The date of writing off of the amounts from the Lessor’s settlement account is considered as the date of payment.

5. The Parties agreed upon that the payment by the Lessor of the amount as specified in para. 3 hereof  shall settle to the fullest extent all financial claims of the Lessee to the Lessor under the Preliminary Agreement  and the Lessee shall not have any claims to the Lessor  in respect of payment of any losses, expenses and other costs connected with termination of the Preliminary Agreement and refusal from conclusion of the Lease Agreement.

6. All disputes and differences which may arise out of or in connection with this Agreement shall be  settled by the Parties by way of negotiations. Should the Parties fail to settle these disputes or differences by way of negotiations, a case is to be submitted for settlement to the Arbitration Court of the city of Moscow in accordance with the procedure provided for by the current legislation of the Russian Federation.

7. This Agreement is made up and signed in 2 (two) originals in the Russian language, one original for either of the Parties.

Signatures of the Parties :

Lessor	Lessee
Limited liability company “Industrial and Financial company”	Closed joint-stock company “Set televissionnykh stantsiy”

Address: 121609, Moscow, Rublevskoe shosse, h.28	Address: 123298, Moscow, 3 Khoroshevskaya street, 2
[**]	TIN [**], KPP [**]
p/c - Settlement Account No. [**]	P/c - Settlement Account No. [**]
Kievskoe OSB No. 5278 “Sberbank Rossii OAO”	In OAO “Alfa-Bank” Moscow
Correspondent Account No. [**]	Correspondent Account No. [**]
[**]	Moscow GTY Bank Rossii
[**]
/ Iskenderov S.N./	[**]
[**]

/ Shklyar Y.B./